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Exhibit 10.8.2

REFOCUS GROUP, INC.

SECOND AMENDMENT TO WALTS EMPLOYMENT AGREEMENT

        This Second Amendment to that certain Employment Agreement between Refocus Group, Inc. and Terence A. Walts dated September 5, 2002 (the "Employment Agreement"), as amended May 29, 2003, is made and entered into as of March 18, 2003, by and between Refocus Group, Inc., a Delaware corporation (the "Company"), and Terence A. Walts (the "Executive") (this "Second Amendment").

RECITALS

        The Company is conducting a Securities Offering whereby the Executive's continued services are of key importance to the Company.

        NOW, THEREFORE, The Company and the Executive hereby agree to amend the Employment Agreement on the terms and conditions hereinafter set forth.

1.
PROVISIONS:

        (a)   A new Section 4 (c) is hereby inserted immediately following Section 4 (b) as follows:

  "For the purposes of this subsection 4(c), "Closing" shall mean a transaction or transactions whereby the Company closes the sale of Securities (as herein defined) in an offering or offerings subsequent to the date of this Second Amendment, and "Securities" shall mean common stock and the number of shares of common stock issuable under warrants and convertible securities sold. The Executive shall be entitled to be awarded, immediately subsequent to each Closing, options to purchase shares of the common stock of the Company ("Options") in an aggregate amount equal to 2.0% (two percent) of the number of Securities sold in each Closing until and to the extent that such Closings result in the receipt of gross proceeds to the Company in the aggregate amount of six million fifty thousand dollars ($6,050,000). The exercise price of such Options shall be at the higher of $0.60 per share or the actual price per share of common stock sold in each Closing. The Options shall vest one-third on the date of each Closing and an additional one-third on the next two anniversary dates of each Closing. The term of the Option shall be five years and the vested portion of the Option shall remain exercisable for one year after the termination of the Executive's employment for other than cause, death or disability. All other terms of the Option shall be as specified in the Refocus Group, Inc. Amended and Restated 1997 Stock Option Plan"

2.
MISCELLANEOUS:

        (a)   This Second Amendment shall be governed by and construed and interpreted in accordance with the laws of the State of Texas.

        (b)   This Second Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Amendment.

        (c)   Except as expressly provided in this Second Amendment, all other terms and conditions of the Agreement shall remain in full force and effect. In the event of any conflict between the terms of the Agreement and this Second Amendment, the terms of this Second Amendment shall control.

        IN WITNESS WHEREOF, the parties have executed this Second Amendment effective on the date and year first above written.

EXECUTIVE		Refocus Group, Inc.
By:	/s/ TERENCE A. WALTS Terence A. Walts	/s/ MARK A. COX Mark A. Cox Vice President & Chief Financial Officer

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  Exhibit 10.8.2
REFOCUS GROUP, INC. SECOND AMENDMENT TO WALTS EMPLOYMENT AGREEMENT